UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 3, 2014
Date of Report (Date of earliest event reported)

OHIO VALLEY BANC CORP.
(Exact name of registrant as specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

0-20914	31-1359191
(Commission File Number)	(IRS Employer Identification No.)

420 Third Avenue, Gallipolis, Ohio	45631
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (740) 446-2631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events

Ohio Valley Banc Corp. (the “Company”) presently owns nine percent of the outstanding shares of ProAlliance Corporation (“ProAlliance”), a specialty property and casualty insurance company.  The owners, collectively, have entered into an agreement to sell ProAlliance.  According to the agreement, the consideration paid for ProAlliance is expected to be received in two installments.  The first installment was received on February 5, 2014, when the Company received its pro rata share of a non-refundable fee giving the buyers an option to purchase the outstanding shares of ProAlliance; the Company’s share of the non-refundable fee totaled $135,000.  The closing of the transaction is subject to customary conditions, including receipt of insurance regulatory approval.  Assuming the transaction receives regulatory approval and the buyer exercises its option to purchase the shares, the Company anticipates receiving $675,000 for its ownership interest in ProAlliance, which may occur within a few months.  Should the second installment be paid, the sum of the two payments will total $810,000, which will be reported as a gain on sale.  The after-tax impact to the Company’s 2014 net income from the gain will be $534,600.  Offsetting the gain will be a reduction in dividend income each year following the closing.  In 2013, the after-tax impact to the Company’s income from this investment was $38,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	February 7, 2014	By:	/s/Thomas E. Wiseman
Thomas E. Wiseman President and Chief Executive Officer